UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

WELLS CORE OFFICE INCOME REIT, INC.
(Name of Registrant as Specified in its Charter)

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WELLS CORE OFFICE INCOME REIT, INC.

6200 The Corners Parkway

Norcross, Georgia 30092-3365

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS AND INTERNET AVAILABILITY OF PROXY MATERIALS

Dear Stockholder:

On Monday, August 15, 2011, we will hold our 2011 annual meeting of stockholders at the Hilton Atlanta Northeast, 5993 Peachtree Industrial Boulevard, Norcross, Georgia 30092. The meeting will begin at 1:30 p.m. Directions to the 2011 annual meeting of stockholders can be obtained by calling our Client Services department at 1-800-557-4830.

We are holding this meeting to:

1.	Elect four directors to hold office for one-year terms expiring in 2012.

  The board of directors recommends a vote FOR each nominee.

2.	Approve a proposed amendment to our charter that prohibits us from buying real estate assets from (or selling real estate assets to) our advisor or any of its affiliates.

  The board of directors recommends a vote FOR the proposal.

3.	Attend to other business properly presented at the meeting.

Your board of directors has selected May 20, 2011 as the record date for determining stockholders entitled to vote at the meeting.

This proxy statement and proxy card are being mailed to you on or about June 1, 2011. Our 2010 Annual Report, which is not a part of the proxy soliciting material, has been mailed to each of our stockholders of record as of the close of business on May 20, 2011.

Whether or not you plan to attend the meeting and vote in person, we urge you to have your vote recorded as early as possible. Stockholders have the following three options for submitting their votes by proxy:

(1)	over the Internet, using the control number shown on the enclosed proxy card;

(2)	by telephone, using the control number shown on the enclosed proxy card; or

(3)	by mail, using the enclosed proxy card.

Because we are a widely held REIT with more than              stockholders, your vote is very important! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL

MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 15, 2011:

Our Proxy Statement, Form of Proxy Card, and our 2010 Annual Report to Stockholders are also available at http://www.WellsCoreReit.com/proxy

By Order of the Board of Directors

Leo F. Wells, III

Chairman

Atlanta, Georgia

June 1, 2011

QUESTIONS AND ANSWERS

We are providing you with this proxy statement, which contains information about the items to be voted on at our annual stockholders meeting. To make this information easier to understand, we have presented some of the information in a question-and-answer format.

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote your shares at the 2011 annual stockholders meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and is designed to assist you in voting.

Q:	What is a proxy?

A:	A proxy is a person who votes the shares of stock of another person who cannot attend a meeting in person. The term “proxy” also refers to the proxy card. When you return the enclosed proxy card, you are giving your permission to vote your shares of common stock at the annual meeting. The people who will vote your shares of common stock at the annual meeting are Leo F. Wells, III, Douglas P. Williams, or Randall D. Fretz, each of whom are our officers. They will vote your shares of common stock as you instruct, unless you return the proxy card and give no instructions. In this case, unless you later instruct otherwise, they will vote FOR all of the director nominees and FOR the proposal to amend our charter. With respect to any other proposals to be voted on, they will vote in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion. They will not vote your shares of common stock if you do not return the enclosed proxy card. This is why it is important for you to return the proxy card to us (or vote by proxy via Internet or by telephone) as soon as possible whether or not you plan on attending the meeting in person.

Q:	When is the annual meeting and where will it be held?

A:	The annual meeting will be held on Monday, August 15, 2011, at 1:30 p.m. at the Hilton Atlanta Northeast, 5993 Peachtree Industrial Boulevard, Norcross, Georgia 30092. Directions to the 2011 annual meeting of stockholders can be obtained by calling our Client Services department at 1-800-557-4830.

Q:	How many shares of common stock are outstanding?

A:	As of May 20, 2011, there were shares of our common stock issued and outstanding.

Q:	What is a “broker non-vote”?

A:	A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a non-routine proposal because (1) the broker has not received voting instructions on the proposal from the beneficial owner, and (2) the subject matter of the proposal is one upon which such broker is not permitted under New York Stock Exchange (“NYSE”) rules to vote uninstructed shares in its discretion.

Q:	What is a “quorum”?

A:	A “quorum” consists of the presence in person or by proxy of stockholders holding a majority of the outstanding shares. There must be a quorum present in order for the annual meeting to be a duly held meeting at which business can be conducted. If you submit a properly executed proxy card, even if you abstain from voting or your proxy card is submitted as a broker non-vote, then your shares will be counted toward the presence of a quorum.

Q:	What may I vote on?

A:	You may vote on the election of nominees to serve on the board of directors, the proposal to amend our charter, and on any other proposal to be voted on.

Q:	How does the board of directors recommend I vote on the proposal?

A:	The board of directors recommends a vote FOR each of the nominees for election as a director who are named as such in this proxy statement and a vote FOR the proposal to amend our charter.

Q:	Who is entitled to vote?

A:	Anyone who owned our common stock at the close of business on May 20, 2011, the record date, is entitled to vote at the annual meeting. Every stockholder is entitled to one vote for each share of common stock held, including fractional shares.

Q:	How do I vote?

A:	You may vote your shares of common stock either in person or by proxy. Whether or not you plan to attend the meeting and vote in person, we urge you to have your proxy vote recorded in advance of the meeting. Stockholders have the following three options for submitting their votes by proxy: (1) over the Internet, using the unique control number found on the enclosed proxy card; (2) by telephone, using the unique control number found on the enclosed proxy card; or (3) by mail, using the enclosed proxy card. If you have Internet access, we encourage you to vote by proxy via the Internet. It is convenient and it saves us significant postage and processing costs. In addition, when you vote by proxy via the Internet or by phone prior to the meeting date, your proxy vote is recorded immediately and there is no risk that postal delays will cause your proxy vote to arrive late and, therefore, not be counted. For further instructions on voting, see your enclosed proxy card in this proxy statement. If you attend the annual meeting, you also may submit your vote in person, and any previous proxy votes that you submitted, whether by Internet, phone, or mail, will be superseded by the vote that you cast at the annual meeting. If you return your signed proxy card, your shares will be voted as you instruct, unless you give no instructions with respect to one or more of the proposals. In this case, unless you later instruct otherwise, your shares of common stock will be voted “FOR” the nominees for director and “FOR” the proposal to amend our charter. With respect to any other proposals to be voted on, your shares of common stock will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in the discretion of Messrs. Wells, Williams, or Fretz.

Q:	What if I vote by proxy and then change my mind?

A:	You have the right to revoke your proxy at any time before the meeting by:

(1)	notifying Douglas P. Williams, our Secretary;

(2)	attending the meeting and voting in person;

(3)	returning another proxy card, dated after your first proxy card, provided we receive the second proxy card before the annual meeting date; or

(4)	recasting your proxy vote on the proxy voting Web site or by telephone. Only the most recent proxy vote will be counted, and all others will be discarded regardless of the method of voting.

Q:	Will my vote make a difference?

A:	Yes. As discussed below, your vote could affect the composition of our board of directors and whether the proposal to amend our charter is approved. Moreover, your presence by proxy or in person is needed to ensure that the proposals can be acted upon. Because we are a widely held REIT (with more than holders of our stock), YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Q:	What are the voting requirements to elect the board of directors?

A:	Under our charter, a majority of the votes cast is required for the election of the directors. This means that the director nominee with the majority of the votes cast for a particular board seat is elected for that seat. You may vote for or against or abstain on the election of each director. Abstentions and broker non-votes will have the same effect as votes against each director. Proxies received will be voted “FOR” each nominee for director unless stockholders designate otherwise.

Q:	What are the voting requirements to approve the proposal to amend our charter?

A:	Approval of the proposal to amend our charter requires the affirmative vote of the holders of at least a majority of our outstanding shares of common stock entitled to vote thereon. You may vote for or against or abstain on the proposal to amend our charter. Abstentions and broker non-votes will have the same effect as votes against the proposal to amend our charter. Proxies received will be voted “FOR” the proposal to amend our charter unless stockholders designate otherwise.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the annual meeting other than the election of directors and the proposal to amend our charter, if any other business is properly presented at the annual meeting, your signed proxy card gives authority to Leo F. Wells, III, our President; Douglas P. Williams, our Executive Vice President and Secretary; and Randall D. Fretz, our Senior Vice President; and each of them, to vote on such matters in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion.

Q:	When are the stockholder proposals for the next annual meeting of stockholders due?

A:	Stockholders interested in nominating a person as a director or presenting any other business for consideration at our annual meeting of stockholders in 2012 may do so by following the procedures prescribed in Section 2.12 of our Bylaws and in Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”). To be eligible for presentation to and action by the stockholders at the 2012 annual meeting, director nominations and other stockholder proposals must be received by Douglas P. Williams, our Secretary, no later than March 3, 2012. To also be eligible for inclusion in our proxy statement for the 2012 annual meeting, director nominations and other stockholder proposals must be received by Mr. Williams by February 2, 2012.

Q:	Who pays the cost of this proxy solicitation?

A:	We will pay all the costs of soliciting these proxies. We have contracted with Boston Financial Data Services (“BFDS”), to assist us in the distribution of proxy materials and the solicitation of proxies. We expect to pay BFDS fees of approximately $2,500 to solicit proxies plus other fees and expenses for other services related to this proxy solicitation, which include review of proxy materials; dissemination of brokers’ search cards; distribution of proxy materials; operating online and telephone voting systems; and receipt of executed proxies. We also will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Our officers and employees of our advisor or its affiliates may also solicit proxies, but they will not be specifically compensated for these services.

Q:	Is this proxy statement the only way that proxies are being solicited?

A:	No. In addition to mailing this proxy solicitation material, employees of BFDS, employees of our advisor or its affiliates, and our officers also may solicit proxies in person, via the Internet, by telephone, or by any other electronic means of communication or by other means of communication we deem appropriate.

Q:	If I share my residence with another stockholder, how many copies of the Annual Report and Proxy Statement will I receive?

A:	In accordance with a notice previously sent to our stockholders, we are sending only a single set of the annual report and proxy statement to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family, unless we have received instructions to the contrary from any stockholder at that address. This practice is known as “householding” and stems from rules adopted by the SEC. This practice reduces the volume of duplicate information received at your household and helps us reduce costs. Each stockholder subject to householding will continue to receive a separate proxy card or voting instruction card. We will deliver promptly, upon written or oral request, a separate copy of the annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the document was previously delivered. If you received a single set of these documents for this year, but you would prefer to receive your own copy, you may direct requests for separate copies to the following address: Wells Client Services Department, P.O. Box 2828, Norcross, Georgia 30091-2828, or call us at 1-800-557-4830. If you are a stockholder who receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner and requesting a householding consent form.

Q:	What if I consent to have one set of materials mailed now but change my mind later?

A:	You may withdraw your householding consent at any time by contacting our Client Services department at the address and telephone number provided above. We will begin sending separate copies of stockholder communications to you within 30 days of receipt of your instruction.

Q:	The reason I receive multiple sets of materials is because some of the shares belong to my children. What happens if they move out and no longer live in my household?

A:	When we receive notice of an address change for one of the members of the household, we will begin sending separate copies of stockholder communications directly to the stockholder at his or her new address. You may notify us of a change of address by contacting our Client Services department at the address and telephone number provided above.

Q:	If I plan to attend the annual meeting in person, should I notify anyone?

A:	While you are not required to notify anyone in order to attend the annual meeting, if you do plan to attend the meeting, we would appreciate it if you would mark the appropriate box on the enclosed proxy card to let us know how many stockholders will be attending the meeting so that we will be able to prepare a suitable meeting room for the attendees.

Q:	Where can I find more information?

A:	You may access, read and print copies of the proxy materials for this year’s annual meeting, including our proxy statement, form of proxy card, and annual report to stockholders, at the following Web address: http://www.WellsCoreReit.com/proxy.

We also file annual, quarterly, and current reports; proxy statements; and other information with the SEC. You may read and copy any reports, statements, or other information we file with the SEC on the Web site maintained by the SEC at www.sec.gov. Our SEC filings also are available to the public at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You also may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities.

CERTAIN INFORMATION ABOUT MANAGEMENT

The Board of Directors

Our board of directors has oversight responsibility for our operations and makes all major decisions concerning our business. We currently have four directors, all of whom are being nominated for reelection at the annual meeting. We currently have no vacant board positions. Our board of directors held six meetings during 2010. For biographical information regarding our directors, see “Executive Officers and Directors” on page 19.

Our board has established an Audit Committee and our charter has established a Conflicts Committee consisting of all of our independent directors. Information regarding each of the committees is set forth below.

Director Independence

Although our shares are not listed for trading on any national securities exchange, a majority of the members of our board of directors, and all of the members of the Audit Committee and our Conflicts Committee are “independent” as defined by the NYSE. The NYSE standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder, or officer of an organization that has a relationship with us). The board of directors has determined that John C. Alexander, III, Frank M. Bishop and Harvey E. Tarpley each satisfies the bright-line criteria and that neither has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the board. On July 20, 2010, John W. Griffin resigned from his position as one of our directors. Prior to July 20, 2010, the board had determined that Mr. Griffin satisfied the bright-line criteria and that he did not have a relationship with us that would interfere with his ability to exercise independent judgment as a member of the board.

The Audit Committee

General

The Audit Committee’s primary function is to assist our board of directors in fulfilling its responsibilities by overseeing our independent auditors and reviewing the financial information to be provided to our stockholders and others, the system of internal control over financial reporting that our management has established, and our audit and financial reporting process. The Audit Committee also is responsible for overseeing our compliance with applicable laws and regulations and for establishing procedures for the ethical conduct of our business. The Audit Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Audit Committee Charter adopted by our board of directors in 2010. The Audit Committee Charter is available on our Web site at www.WellCoreReit.com.

The members of the Audit Committee are Harvey E. Tarpley (Chairman), John C. Alexander, III and Frank M. Bishop. Each of the members of the Audit Committee are “independent” as defined by the NYSE. The board has determined that Mr. Tarpley qualifies as the Audit Committee “financial expert” within the meaning of SEC rules. During 2010, the Audit Committee met three times.

Independent Auditors

During the year ended December 31, 2010, Deloitte & Touche LLP served as our independent auditor and provided certain domestic and international tax and other services. Deloitte & Touche LLP has served as our independent auditor since our formation. The Audit Committee has engaged Deloitte & Touche LLP as our independent auditor to audit our financial statements for the year ended December 31, 2011. The Audit Committee may, however, select new auditors at any time in the future in its discretion if it deems such decision to be in our best interest. Any decision to select new auditors would be disclosed to the stockholders in accordance with applicable securities laws.

Representatives from Deloitte & Touche LLP are expected to be present at the annual meeting, to have the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions posed by any stockholders.

Preapproval Policies

The Audit Committee Charter imposes a duty on the Audit Committee to preapprove all auditing services performed for us by our independent auditors, as well as all permitted nonaudit services (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditors’ independence. Unless a type of service to be provided by the independent auditors has received “general” preapproval, it will require “specific” preapproval by the Audit Committee.

All requests or applications for services to be provided by the independent auditor which do not require specific preapproval by the Audit Committee will be submitted to management and must include a detailed description of the services to be rendered. Management will determine whether such services are included within the list of services that have received the general preapproval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditors.

Requests or applications to provide services that require specific preapproval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and the Principal Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Chairman of the Audit Committee has been delegated the authority to specifically preapprove all services not covered by the general preapproval guidelines up to an amount not to exceed $75,000 per occurrence. Amounts requiring preapproval in excess of $75,000 per occurrence require specific preapproval by all members of the Audit Committee prior to engagement of our independent auditors. All amounts specifically preapproved by the Chairman of the Audit Committee in accordance with this policy are to be disclosed to the full Audit Committee at the next regularly scheduled meeting.

All services rendered by Deloitte & Touche LLP for the year ended December 31, 2010 were preapproved in accordance with the policies and procedures described above.

Principal Auditor Fees

The Audit Committee reviewed the audit and nonaudit services performed by our principal auditor, as well as the fees charged by the principal auditor for such services. In its review of the nonaudit service fees, the Audit Committee considered whether the provision of such services is compatible with maintaining the independence of the principal auditor. The aggregate fees billed to us for professional accounting services, including the audit of our annual financial statements by our principal auditor for the years ended December 31, 2010 and 2009, are set forth in the table below.

	2010	2009

Audit fees	$90,000	$26,000
Audit-related fees	0	0
Tax fees	3,500	3,000
All other fees	0	0

Total fees	$93,500	$29,000

For purposes of the preceding table, the principal auditor’s professional fees are classified as follows:

•

Audit fees – These are fees for professional services performed for the audit of our annual financial statements and the required review of quarterly financial statements and other procedures performed by the principal auditor in order for them to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements, including reviews of our financial statements included in the registration statements, as amended, related to our public offerings of common stock. Audit fees are presented for the period to which the audit work relates.

•

Audit-related fees – These are fees for assurance and related services that traditionally are performed by independent auditors that are reasonably related to the performance of the audit or review of the financial statements, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews, and consultation concerning financial accounting and reporting standards.

•

Tax fees – These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning and tax advice, including federal, state, and local issues. Services also may include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state, and local tax issues related to due diligence. Tax fees are presented for the period in which the services were provided.

•	All other fees – These are fees for any services not included in the above-described categories, including assistance with internal audit plans and risk assessments.

Report of the Audit Committee

The Audit Committee reviews the financial reporting process on behalf of the board of directors. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. In addition, the independent auditors devote more time and have access to more information than does the Audit Committee. Accordingly, the Audit Committee’s role does not provide any special assurance with regard to our financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors. In this context, the Audit Committee reviewed the 2010 audited financial statements with management, including a discussion of the quality and acceptability of our financial reporting, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Deloitte & Touche LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and the acceptability of the financial statements and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee received from and discussed with Deloitte & Touche LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding that firm’s independence from us. In addition, the Audit Committee considered whether Deloitte & Touche LLP’s provision of nonaudit services is compatible with maintaining its independence from us.

The Audit Committee discussed with Deloitte & Touche LLP the overall scope and plans for the audit. The Audit Committee meets periodically with the internal auditor and Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on these reviews and discussions, the Audit Committee recommended to the board of directors, and the board approved, the inclusion of the 2010 audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

March 16, 2011	The Audit Committee of the Board of Directors:
Harvey E. Tarpley (Chairman) and Frank M. Bishop

The Conflicts Committee

The members of our Conflicts Committee are John C. Alexander, III, Frank M. Bishop and Harvey E. Tarpley, all of whom are independent directors. Our charter empowers the Conflicts Committee to act on any matter permitted under Maryland law if the matter at issue is such that the exercise of independent judgment by affiliates of our advisor could reasonably be compromised. Among the duties of the Conflicts Committee are the following:

•	reviewing and reporting on our policies (see below);

•	approving transactions with affiliates and reporting on their fairness to us (see below);

•	supervising and evaluating the performance and compensation of our advisor;

•	reviewing our expenses and determining that they are reasonable and within the limits prescribed by our charter;

•	approving borrowings in excess of limits set forth in our charter;

•	approving acquisitions and dispositions; and

•	evaluating the performance of our officers.

In addition, our Conflicts Committee discharges the board’s responsibilities relating to compensation of our executives and directors. In this regard, the Conflicts Committee administers the granting of certain awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock units, and other stock-based awards, to our officers, directors and to selected employees of Wells Core Office Income REIT Advisory Services, LLC (formerly known as Wells Real Estate Advisory Services III, LLC) (“Wells Core Advisor”), our advisor, Wells Capital, Inc. (“Wells Capital”), an affiliated company that Wells Core Advisor expects to utilize to provide advisory services to us, and Wells Management Company, Inc. (“Wells Management”), our property manager, and sets the terms and conditions of such awards in accordance with the 2010 Long-Term Incentive Plan, the terms of which are discussed in detail below under “Compensation of Directors – 2010 Long-Term Incentive Plan.” To date, no awards have been issued under this plan.

Under the terms of the 2010 Long-Term Incentive Plan, and only to the extent permissible under Maryland law, the Conflicts Committee may expressly delegate to any individual or group of individuals some or all of the committee’s authority to administer the plan, including authority to designate participants, determine terms, conditions, and amounts of option awards, and to grant awards. However, no delegation of duties and responsibilities may be made to eligible participants in the plan who are, or who are anticipated to become, persons subject to the short-swing profit rules of Section 16 of the Exchange Act.

The primary responsibilities of the Conflicts Committee are enumerated in our charter. We do not have a separate charter for the Conflicts Committee. The Conflicts Committee met six times during 2010.

Report of the Conflicts Committee

Review of Our Policies

The Conflicts Committee has reviewed our policies and determined that they are in the best interest of our stockholders. Set forth below is a discussion of the basis for that determination.

Investment Policies. We focus our investment efforts on the acquisition of high-quality, income-generating office and industrial properties located in the United States and leased or pre-leased to creditworthy tenants and governmental entities. Although we may acquire other types of real estate, this focus is preferred because we believe it will best enable us to achieve our goal of preserving investor capital and generating current income. We are actively pursuing acquisition opportunities that meet this investment focus. Wells Core Advisor has extensive expertise with this type of real estate.

Working Capital Reserves. We may from time to time temporarily set aside offering proceeds, rather than pay down debt or acquire properties, in order to provide financial flexibility or in the event that suitable acquisitions are not available. While temporarily setting aside funds will decrease the amount available to invest in real estate in the short term and, hence, may temporarily decrease future net income, we believe that it may be prudent under certain economic conditions to have these funds available in addition to funds available from operations and borrowings. Over the long-term, we intend to use substantially all of our offering proceeds to facilitate investments in real estate.

Borrowing Policies. Over the long-term, we have a policy of keeping our debt at no more than 50% of the cost of our assets (before depreciation) and, ideally, at significantly less than this 50% debt-to-real-estate asset ratio. however, we may temporarily exceed this limit upon the approval of a majority of our independent directors. This conservative leverage goal could reduce the amount of current income we can generate for our stockholders, but it also reduces their risk of loss. We believe that preserving investor capital while generating stable current income is in the best interest of our stockholders. Our charter limits us from incurring debt in relation to our net assets in excess of 100%. However, upon showing that a higher level of debt is appropriate, a majority of our conflicts committee may approve a higher borrowing level upon determining that a substantial justification exits. To date, the majority of our Conflicts Committee has granted approval for us to take on higher borrowing levels in connection with financing portions of the following acquisitions: the Royal Ridge V Building (October 2010), the Bridgestone Building (November 2010), and the Westway One Building (January 2011). As of December 31, 2010, our debt-to-gross real-estate asset ratio was approximately 57.9%.

Policies Regarding Operating Expenses. Commencing on the earlier of four fiscal quarters after (i) we make our first investment or (ii) six months after commencement of our initial public offering, Wells Core Advisor must reimburse us the amount by which our aggregate “total operating expenses” for the four fiscal quarters then ended exceed the greater of 2% of our “average invested assets” or 25% of our “net income” (all as defined by our charter), unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. We commenced our offering in June 2010 and acquired our first real estate property in October 2010; therefore, we will assess whether our total operating expenses are above this limit and whether Wells Core Advisor must reimburse us to the extent of any excess when these figures are available for the four fiscal quarters ending December 31, 2011. For the four consecutive quarters ended December 31, 2010, total operating expenses represented 14.9% of average invested assets and 460% of operating income, as defined by the advisory agreement.

Offering Policies. We are conducting a public offering of up to 200 million shares of common stock at $25 per share (with discounts available for certain categories of investors), plus additional shares offered under our distribution reinvestment plan. We believe this offering is in the best interest of our stockholders because it increases the likelihood that we will be able to (i) acquire income-producing properties and reduce our general and administrative expenses relative to our size, thereby improving stockholder returns and (ii) to diversify our portfolio of income-producing properties, thereby reducing risk in our portfolio. For the year ended December 31, 2010, the costs of raising capital in our primary offering and our distribution reinvestment plan represented 11.25% of the capital raised.

Listing Policy. We believe it is in the best interest of our stockholders for our common shares to remain unlisted on a national exchange at this time. First, we are in the fundraising and property-acquisition stage of our life cycle, and remaining unlisted improves our ability to continue to raise new equity and purchase additional properties so that the real estate portfolio can achieve greater size and diversification. Second, we believe it is more cost-effective to remain unlisted and utilize Wells Core Advisor as the external advisor at the present time than it would be to internalize all the resources necessary to operate a listed company. Third, our shares are offered as a long-term investment. We believe that the ability to provide our stockholders with liquidity in the near-term is outweighed by the longer-term benefits of completing our offering stage, allowing the portfolio to mature, and then listing the shares at a price that is anticipated to be higher than the price at which they would likely trade today. Our charter requires that in the event our stock is not listed on a national securities exchange by July 31, 2020, we must either seek stockholder approval to extend or amend this listing deadline or seek stockholder approval to begin liquidating investments and distributing the resulting proceeds to our stockholders.

Transactions with Affiliates

Our charter requires our Conflicts Committee to review and approve all transactions involving our affiliates and us. Prior to entering into a transaction with an affiliate that is not covered by our advisory agreement with Wells Core Advisor, a majority of the Conflicts Committee must conclude that the transaction is fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. In addition, our Code of Ethics lists examples of types of transactions with affiliates that would create prohibited conflicts of interest. Under the Code of Ethics, our officers and directors are required to bring potential conflicts of interest to the attention of the chairman of our Audit Committee promptly. The Conflicts Committee has reviewed the material transactions between our affiliates and us since the beginning of 2010 as well as any such currently proposed transactions. Set forth below is a description of such transactions and the committee’s report on their fairness.

Our Relationship with WREF and Wells Core Advisor

Our executive officers, Leo F. Wells, III, Douglas P. Williams, and Randall D. Fretz, are also executive officers of Wells Real Estate Funds, Inc. (“WREF”), our sponsor and the manager of Wells Core Advisor. Mr. Wells is the sole director of WREF and indirectly owns 100% of its equity. Wells Core Advisor provides our day-to-day management. Among the services provided by Wells Core Advisor under the terms of our advisory agreement are the following:

•	real estate acquisition services;

•	asset management services;

•	real estate disposition services;

•	property management oversight services; and

•	administrative services.

Wells Core Advisor is at all times subject to the supervision of our board of directors and has only such authority as we may delegate to it as our agent. The term of our advisory agreement runs through June 7, 2011, and is subject to an unlimited number of successive one-year renewals upon mutual consent of the parties. From January 1, 2010 through the most recent date practicable, which was December 31, 2010, we have compensated Wells Core Advisor as set forth below.

We have incurred acquisition fees payable to Wells Core Advisor equal to 2.0% of gross proceeds from our public offerings of common stock for services in connection with the selection, purchase, development, or construction of real property. We incur such acquisition fees upon receipt of proceeds from the sale of shares. Acquisition fees from January 1, 2010 through December 31, 2010, totaled approximately $404,721.

Under the terms of the advisory agreement, having raised the minimum offering under our initial public offering, we became obligated to reimburse Wells Core Advisor for organization and offering costs, including legal, accounting, printing and other accountable offering costs, equal to the lesser of actual costs incurred or 2.0% of the total gross offering proceeds raised. As of December 31, 2010 and December 31, 2009, Wells Core Advisor had incurred aggregate organization and offering expenses on our behalf of $3,962,676 and $890,000, respectively. As of December 31, 2010, approximately $448,836 has been accrued in our consolidated balance sheet and the remaining $3,557,955 will be accrued and payable as we raise additional offering proceeds. In addition, as of December 31, 2010, $448,836 is due to Wells Core Advisor for operating expenditures funded on our behalf in current and prior periods. The amount due to Wells Core Advisor is non-interest-bearing and has no specific maturity date, but we intend to reimburse Wells Core Advisor for these costs once real estate operations commence and have stabilized.

For asset management services in 2010, we generally paid monthly asset management fees equal to one-twelfth of 0.75% of the cost of all of our properties and our investments in joint ventures. Asset management fees incurred from January 1, 2010 through December 31, 2010, totaled approximately $28,664.

Additionally, we reimburse Wells Core Advisor for all costs and expenses it incurs in fulfilling its asset management and administrative duties, which may include wages, salaries, taxes, insurance, benefits, information technology, legal and travel, and other out-of-pocket expenses of employees engaged in ongoing management, administration, operations, and marketing functions on our behalf. We do not, however, reimburse Wells Core Advisor for personnel costs in connection with services for which Wells Core Advisor receives acquisition fees or real estate commissions. Administrative reimbursements, net of reimbursements from tenants, from January 1, 2010 through December 31, 2010, totaled approximately $184,748.

The Conflicts Committee considers our relationship with Wells Core Advisor during 2010 to be fair. The Conflicts Committee evaluated the performance of Wells Core Advisor and the compensation paid to it in connection with its decision to renew the advisory agreement through July 31, 2010. The Conflicts Committee believes that the amounts payable to Wells Core Advisor under the advisory agreement are similar to those paid by other publicly offered, unlisted, externally advised REITs and that this compensation was appropriate in order for the advisor to provide the desired level of services to us and our stockholders. The Conflicts Committee bases its evaluation of Wells Core Advisor on factors such as (a) the amount of the fees paid to the advisor in relation to the size, composition, and performance of our portfolio; (b) the success of the advisor in generating opportunities that meet our investment objectives; (c) rates charged to other REITs and to investors other than REITs by advisors performing the same or similar services; (d) additional revenues realized by the advisor and its affiliates through their relationship with us, including loan administration, underwriting or broker commissions, servicing, engineering, inspection, and other fees; (e) the quality and extent of service and advice furnished by the advisor; (f) the performance of our portfolio, including income, conservation or appreciation of capital, frequency of problem investments, and competence in dealing with distress situations; and (g) the quality of our portfolio relative to the investments generated by the advisor for its own account.

Our Relationship with WIS

Mr. Wells indirectly owns 100% of our dealer-manager, Wells Investment Securities, Inc. (“WIS”). In addition, Messrs. Fretz and Williams are directors of WIS. Our dealer-manager is entitled to receive selling commissions of 7% of aggregate gross offering proceeds, except that no selling commissions are paid in connection with the sale of our shares under the distribution reinvestment plan. WIS reallows 100% of these selling commissions to broker/dealers participating in our public offering. In the event of the sale of shares through an investment advisory representative in which the representative is compensated on a fee-for-service basis by the investor (or through a bank acting as a trustee or fiduciary), the dealer-manager waives its right to a commission, with a corresponding reduction in the purchase price of shares sold in our offering. From January 1, 2010 through December 31, 2010, we incurred selling commissions, net of discounts, of $1,396,307 to WIS, of which approximately 100% was reallowed to participating broker/dealers.

WIS also earns a dealer-manager fee of 2.5% of aggregate gross offering proceeds. WIS may reallow to participating broker/dealers up to 1.5% of aggregate gross offering proceeds. There is no dealer-manager fee for shares sold under the distribution reinvestment plan. In the event of the sale of shares through an independent investment advisor (or bank acting as trustee or fiduciary), the dealer-manager reduces its dealer-manager fee to 1.5% of gross offering proceeds with a corresponding reduction in the purchase price of the shares. WIS earned dealer-manager fees, net of discounts, from us of approximately $507,409 from January 1, 2010 through December 31, 2010, of which approximately $175,431 was reallowed to participating broker/dealers. As of December 31, 2010, Wells Core Advisor has incurred aggregate organization and offering expenses on our behalf of approximately $3,962,676. As of December 31, 2010, we have incurred and charged to additional paid-in capital cumulative other offering costs of $404,721 related to our public, which represents approximately 2.0% of cumulative gross proceeds raised by us under our initial public offering as required by our advisory agreement. The remaining $3,557,955 will be accrued and payable as we raise additional offering proceeds.

The Conflicts Committee believes that this arrangement with WIS is fair. The compensation payable to WIS reflects our belief that such selling commissions and dealer-manager fees will maximize the likelihood that we will be able to achieve our goal of acquiring a large, diversified portfolio of high-quality, income-producing properties.

Our Relationship with Wells Management

On August 11, 2010, our property management, leasing, and construction management agreement with Wells Management was executed. Mr. Wells indirectly owns 100% of Wells Management. In consideration for supervising the management, leasing, and construction activities of certain our properties, Wells Management may receive the following fees and reimbursements:

•

property management fees negotiated for each property managed by Wells Management, typically this fee would be equal to a percentage of the gross monthly income collected for that property for the preceding month;

•

leasing commissions for new, renewal, or expansion leases entered into with respect to any property for which Wells Management serves as leasing agent equal to a percentage as negotiated for that property of the total base rental and operating expenses to be paid to us during the applicable term of the lease, provided, however, that no commission shall be payable as to any portion of such term beyond ten years;

•

construction management fees for projects overseen by Wells Management such as capital projects, new construction, and tenant improvements, which fees are to be market based and negotiated for each property managed by Wells Management; and

•	other fees as negotiated with the addition of each specific property covered under the agreement.

The Conflicts Committee believes that these arrangements with Wells Management are fair and reasonable and on terms and conditions no less favorable to us than those available from unaffiliated third parties. Property management, leasing, and construction fees incurred from January 1, 2010 through December 31, 2010 were $9,484.

Loan from WREF

On October 5, 2010, we entered into a $10.0 million secured revolving bridge loan with WREF (the “Bridge Loan”). We expect to use the proceeds of the Bridge Loan for general corporate purposes, including but not limited to the financing of acquisitions. The Bridge Loan was scheduled to mature on April 5, 2011. Net proceeds from the sale of common stock were used to repay the outstanding balance on the Bridge Loan. WREF has elected to waive the debt financing fee pursuant to the advisory agreement on borrowings under the Bridge Loan. As of the date of this report, the Bridge Loan has been fully repaid.

March 16, 2011	The Conflicts Committee of the Board of Directors:
Frank M. Bishop and Harvey E. Tarpley,

Nomination of Directors

General

We do not have a standing nominating committee. However, our Conflicts Committee, which is composed of all of our independent directors, is responsible for identifying and nominating replacements for vacancies among our independent director positions. Our board believes that the primary reason for creating a standing nominating committee is to ensure that candidates for independent director positions can be identified and their qualifications assessed under a process free from conflicts of interest with us. Because nominations for vacancies in independent director positions are handled exclusively by a committee composed only of independent directors, our board of directors has determined that the creation of a standing nominating committee is not necessary. Nominations for replacements for vacancies among non-independent director positions are considered and made by the full board. We do not have a charter that governs the director nomination process.

Board Membership Criteria

The board of directors annually reviews the appropriate experience, skills, and characteristics required of board members in the context of the then-current membership of the board. This assessment includes, in the context of the perceived needs of the board at that time, issues of knowledge, experience, judgment, and skills such as an understanding of commercial real estate, capital markets, the securities brokerage industry, commercial banking, insurance, business leadership, accounting and financial management. No one person is likely to possess deep experience in all of these areas. Therefore, the board of directors has sought a diverse board of directors whose members collectively possess these skills and experiences. Other considerations include the candidate’s independence from conflict with us and the ability of the candidate to attend board meetings regularly and to devote an appropriate amount of effort in preparation for those meetings. It also is expected that independent directors nominated by the board of directors shall be individuals who possess a reputation and hold (or have held) positions or affiliations befitting a director of a large publicly held company and are (or have been) actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional, or academic community. Moreover, as required by our charter, at least one of our independent directors must have at least three years of relevant real estate experience, and each director who is not an independent director must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets we acquire and manage. As detailed in the director biographies below, the board of directors believes that the slate of directors recommended for election at the annual meeting possess these diverse skills and experiences.

Selection of Directors

The board of directors and Conflicts Committee are responsible for selecting its own nominees and recommending them for election by the stockholders. Pursuant to our charter, however, the independent directors, through the Conflicts Committee, must nominate replacements for any vacancies among the independent director positions. All director nominees then stand for election by the stockholders annually.

In order to be considered by the board or the Conflicts Committee, recommendations made by stockholders must be submitted within the timeframe required to request a proposal to be included in the proxy materials. See “Stockholder Proposals” below. In evaluating the persons recommended as potential directors, the board and the Conflicts Committee will consider each candidate without regard to the source of the recommendation and take into account those factors that the board and the Conflicts Committee determine are relevant. Stockholders may directly nominate potential directors (without the recommendation of the board or the Conflicts Committee) by satisfying the procedural requirements for such nomination as provided in Article II, Section 2.12, of our Bylaws. Any stockholder may request a copy of our Bylaws free of charge by calling our Client Services department at 1-800-557-4830.

Oversight of Executive Officer and Director Compensation

We do not have a standing compensation committee as we have no paid employees and our executive officers do not receive compensation directly from us for services rendered to us. Our executive officers are also officers of our advisor and its affiliates and are compensated by these entities, in part, for their services to us. Thus, we do not expect our board of directors to be required to act upon matters of executive compensation. Our Conflicts Committee, which is composed of all of our independent directors, is, however, expected to act upon the continuation, renewal or enforcement of the advisory agreement with our advisor pursuant to which the advisor receives fees and reimbursement of expenses from which it compensates our executive officers. In addition, our Conflicts Committee annually reviews and approves the allocation methodology used by our advisor and its affiliates for allocating reimbursable personnel costs among Wells-sponsored programs. Our Conflicts Committee is also responsible for discharging the board’s responsibilities relating to the compensation of our directors and would be expected to act upon matters of executive compensation as necessary.

Stockholder Communications with the Board of Directors

We have established several means for stockholders to communicate concerns to the board of directors. If the concern relates to our financial statements, accounting practices, or internal controls, stockholders should submit the concern in writing to the Chairman of our Audit Committee in care of our Secretary at our headquarters address. If the concern relates to our governance practices, business ethics, or corporate conduct, stockholders should submit the concern in writing to the Chairman of our Conflicts Committee in care of our Secretary at our headquarters address. If uncertain as to which category a concern relates, a stockholder may communicate the concern to any one of the independent directors in care of our Secretary.

Stockholders also may communicate concerns with our directors at our annual meeting. We expect all of our directors to be present at our 2011 annual meeting.

Board Leadership Structure and Role in Risk Oversight

President and Board Chair Positions

Mr. Wells serves as both our president and as chairman of our board of directors. As president, Mr. Wells manages our business under the direction of the board of directors and implements our policies as determined by the board of directors. As chairman of the board, Mr. Wells presides over board and stockholder meetings, represents our company at public events and oversees the setting of the agenda for those meetings and the dissemination of information about our company to the board of directors. Our board of directors believes that it is appropriate for our company that one person serve in both capacities. Mr. Wells founded our company and devotes substantially all of his time to its management. With his greater knowledge of our company’s day-to-day operations, our board of directors believes that Mr. Wells is in the best position to oversee the setting of the agenda for the meetings of the board of directors and the dissemination of information about our company to the board of directors. Our board of directors believes that our stockholders want Mr. Wells to preside over stockholder meetings and that his representation of our company at public events is good for our company’s growth.

Some commentators regarding board leadership advocate separating the role of board chair and president, maintaining that such separation creates a system of checks and balances to prevent one person from having too much power. Our board of directors believes that this issue is less of a concern for our company than many others. Our board of directors has two independent directors out of a three-member board. Those two directors constitute the Conflicts Committee, which has the maximum power delegable to a board committee under Maryland law with respect to any matter involving a conflict of interest. As an externally advised company, many matters raise conflicts of interest. As a result, our Conflicts Committee largely directs the management of our company. Given the power and dominance of the Conflicts Committee, our board of directors has few concerns regarding concentration of power and believes it is in our best interest that Mr. Wells serve as both president and chairman of the board.

Risk Oversight

Our officers and our advisor perform our day-to-day risk management activities under the direction of our board of directors. Our board of directors has delegated primary oversight of risk management to our Audit Committee. Periodically throughout the year, management and our advisor report to the Audit Committee regarding risk management. The nature and content of those reports are responsive to the requests of the Audit Committee. At least once annually a formal enterprise risk management report will be presented by management to the full board of directors. As the Audit Committee is composed entirely of independent directors, the Audit Committee’s role in overseeing risk management activities is consistent with our company’s board leadership structure, i.e., oversight powers are concentrated in the hands of our independent directors.

Executive Officers and Directors

We have provided below certain information about our executive officers and directors. All of our directors have terms expiring on the date of the 2011 annual meeting, and all of our directors are being nominated to be re-elected to serve until the 2012 annual meeting and until their successors are elected and qualified.

Name	Position(s)	Age	Year First Became a Director

Leo F. Wells, III	President, Chairman of the Board, and Director	67	2010

Douglas P. Williams	Executive Vice President, Secretary, and Treasurer	60	N/A

Randall D. Fretz	Senior Vice President	58	N/A

John C. Alexander, III	Director	60	2011

Frank M. Bishop	Director	67	2010

Harvey E. Tarpley	Director	70	2010

Leo F. Wells, III has served as our President since our inception in July 2007 and as the chairman of the board of directors since July 2010. Mr. Wells previously served as one of our directors from July 2007 to June 2010 as well. He has also served as a director of Wells Real Estate Investment Trust II, Inc. (“Wells REIT II”) since July 2003 and President of Wells Timberland REIT, Inc. (“Wells Timber”) since September 2005. Mr. Wells served as President of Wells REIT II from July 2003 to July 2010. Mr. Wells served as a director of Wells Timber from September 2005 to June 2007. He is also the sole stockholder, sole director, President and Treasurer of WREF which he founded in 1984. WREF directly or indirectly owns Wells Capital, Wells Core Advisor, Wells Management, WIS, Wells & Associates, Inc., Wells Development Corporation and Wells Asset Management, Inc. He is also the sole director, President and Treasurer of Wells Management; Wells Capital; Wells Development Corporation, a company organized in 1997 to develop real estate properties; and Wells Asset Management, Inc., a company organized in 1997, which serves as an investment adviser to the Wells Family of Real Estate Funds. Mr. Wells is the President and a trustee of the Wells Family of Real Estate Funds, an open-end management company organized as an Ohio business trust. He is the President, Treasurer and a director of Wells & Associates, Inc., a real estate brokerage and investment company formed in 1976 and incorporated in 1978. From 1998 to May 2007, Mr. Wells served as President and Chairman of the Board of Piedmont Office Realty Trust, Inc. (“Piedmont REIT”), formerly known as Wells Real Estate Investment Trust, Inc., a public REIT sponsored by WREF until April 16, 2007, when Piedmont REIT acquired entities affiliated with WREF and became a self-advised REIT. From July 2006 to March 2008, Mr. Wells was the President and a director of Institutional REIT, Inc. (“Institutional REIT”), a prior public program sponsored by WREF.

Mr. Wells was a real estate salesman and property manager from 1970 to 1973 for Roy D. Warren & Company, an Atlanta-based real estate company, and he was associated from 1973 to 1976 with Sax Gaskin Real Estate Company, during which time he became a Life Member of the Atlanta Board of Realtors Million Dollar Club. From 1980 to February 1985 he served as Vice President of Hill-Johnson, Inc., a Georgia corporation engaged in the construction business. Mr. Wells holds a Bachelor of Business Administration degree in economics from the University of Georgia. Mr. Wells is a member of the Financial Planning Association (FPA).

On August 26, 2003, Mr. Wells and WIS entered into a Letter of Acceptance, Waiver, and Consent (“AWC”) with the National Association of Securities Dealers, Inc. (“NASD”) relating to alleged rule violations. The AWC set forth the NASD’s findings that WIS and Mr. Wells had violated conduct rules relating to the provision of noncash compensation of more than $100 to associated persons of NASD member firms in connection with their attendance at the annual educational and due diligence conferences sponsored by WIS in 2001 and 2002. Without admitting or denying the allegations and findings against them, WIS and Mr. Wells consented in the AWC to various findings by the NASD, which are summarized in the following paragraph:

In 2001 and 2002, Wells Investment Securities sponsored conferences attended by registered representatives who sold its real estate investment products. Wells Investment Securities also paid for certain expenses of guests of the registered representatives who attended the conferences. In 2001, Wells Investment Securities paid the costs of travel to the conference and meals for many of the guests, and paid the costs of playing golf for some of the registered representatives and their guests. Wells Investment Securities later invoiced registered representatives for the cost of golf and for travel expenses of guests, but was not fully reimbursed for such. In 2002, Wells Investment Securities paid for meals for the guests. Wells Investment Securities also conditioned most of the 2001 conference invitations on attainment by the registered representatives of a predetermined sales goal for Wells Investment Securities products. This conduct violated the prohibitions against payment and receipt of noncash compensation in connection with the sales of these products contained in NASD’s Conduct Rules 2710, 2810, and 3060. In addition, Wells Investment Securities and Mr. Wells failed to adhere to all of the terms of their written undertaking, made in March 2001, not to engage in the conduct described above, thereby failing to observe high standards of commercial honor and just and equitable principles of trade in violation of NASD Conduct Rule 2110.

WIS consented to a censure, and Mr. Wells consented to suspension from acting in a principal capacity with an NASD member firm for one year. WIS and Mr. Wells also agreed to the imposition of a joint and several fine in the amount of $150,000. Mr. Wells’ one-year suspension from acting in a principal capacity ended on October 6, 2004.

Among the most important factors that led to the board of directors’ recommendation that Mr. Wells serve as our director are Mr. Wells’ leadership skills, integrity, judgment, knowledge of our company and our advisor, commercial real estate expertise, knowledge of the retail securities brokerage industry, and public company director experience.

Douglas P. Williams has served as our Executive Vice President, Secretary and Treasurer since our inception in July 2007. He also served as one of our directors from July 2007 to June 2010. Mr. Williams has also served in the same roles for Wells REIT II since July 2003 and as the Executive Vice President, Secretary and Treasurer of Wells Timber since September 2005. Mr. Williams served as a director of Wells Timber from September 2005 to June 2007. He is also a Senior Vice President of our advisor and a Vice President, Chief Financial Officer, Treasurer and a director of WIS, our dealer-manager. Mr. Williams is also a Vice President of WREF and Wells Asset Management, Inc. From 2000 to April 2007, Mr. Williams served as Executive Vice President, Secretary and Treasurer and a director of Piedmont REIT. Mr. Williams also served as a director of Institutional REIT from December 2005 to March 2008 and as Executive Vice President, Secretary and Treasurer from July 2006 to March 2008.

From 1996 until joining Wells in 1999, Mr. Williams served as Vice President and Controller of OneSource, Inc., a leading supplier of janitorial and landscape services, where he was responsible for corporate-wide accounting activities and financial analysis. Mr. Williams was employed by ECC International Inc., a supplier to the paper industry and to the paint, rubber, and plastic industries, from 1982 to 1995. While at ECC, Mr. Williams served in a number of key accounting positions, including: Corporate Accounting Manager, U.S. Operations; Division Controller, Americas Region; and Corporate Controller, America/Pacific Division. Prior to joining ECC and for one year after leaving ECC, Mr. Williams was employed by Lithonia Lighting, a manufacturer of lighting fixtures, as a Cost and General Accounting Manager and Director of Planning and Control. Mr. Williams started his professional career as an auditor for a predecessor firm of KPMG LLP. Mr. Williams is a member of the American Institute of Certified Public Accountants and the Georgia Society of Certified Public Accountants and is licensed with FINRA as a Financial and Operations Principal (series 27 and 63). Mr. Williams received a Bachelor of Arts degree from Dartmouth College and a Masters of Business Administration degree from Amos Tuck School of Graduate Business Administration at Dartmouth College.

Randall D. Fretz has served as our Senior Vice President since our inception in July 2007 and has served as Senior Vice President of Wells Capital since 2002. He has also served as the Chief of Staff and Vice President of WREF since 2002, as a Senior Vice President of Wells REIT II and Wells Timber since 2004 and January 2006, respectively, and as a director of WIS since 2003. From 2002 to April 2007, Mr. Fretz served as Vice President of Piedmont REIT and as Senior Vice President of Institutional REIT from July 2006 to March 2008. Mr. Fretz is primarily responsible for corporate strategy and planning and advising and coordinating the executive officers of Wells Capital on corporate matters and special projects. Prior to joining Wells Capital in 2002, Mr. Fretz served for seven years as President of U.S. and Canada operations for Larson-Juhl, a world leader in custom art and picture-framing home decor. Mr. Fretz was previously a Division Director at Bausch & Lomb, a manufacturer of optical equipment and products, and also held various senior positions at Tandem International and Lever Brothers. Mr. Fretz holds a bachelor degree in each of Sociology and Physical Education from McMaster University in Hamilton, Ontario. He also earned a Masters of Business Administration degree from the Ivey School of Business in London, Ontario.

John C. Alexander, III, has served as one of our directors since March 31, 2011. Mr. Alexander currently serves as Vice Chairman and Partner of Rainmaker Group Holdings, a software company specializing in revenue optimization solutions for apartments and hotels, a position he has held since November 2010. Prior to joining Rainmaker Group Holdings, Mr. Alexander served as Chief Executive Officer of NextLevel Strategies, LLC, a consulting/private equity firm he founded in 2002. From 1987 to 2002, Mr. Alexander was the Chief Executive Officer of BCD Travel (formerly WorldTravel BTI), a business travel company co-founded by Mr. Alexander. While at BCD Travel, Mr. Alexander co-founded the travel technology firm, TRX, Inc., and served as its Chairman of the Board. Mr. Alexander previously served as the Chief Financial Officer and Executive Vice President of Noro Realty Advisors, Inc. from 1983 to 1988. Mr. Alexander also has eight years of audit experience with Arthur Anderson & Co. where he was an audit manager from 1973 to 1981. While at Arthur Anderson he worked for clients in the real estate, finance, REIT, mortgage and insurance industries.

Mr. Alexander currently serves as a director for Crown Financial Ministries, FCS Urban Ministries and Living on the Edge with Chip Ingram. In 2005, he was awarded the Business Leader Award by Georgia Family Council, an award given to a businessman who has had a positive effect on families. Mr. Alexander was awarded the Ernst & Young National Entrepreneur of the Year Award for Principle Centered Leadership in 1999. He was named Master Entrepreneur of the Year for the Alabama, Georgia and Tennessee Region by Ernst & Young for 1999 and was one of three finalists for this award nationally. Mr. Alexander has also been ranked as one of the top 25 travel executives in America by Business Travel News. He was named the 1998 “Person of the Year” for Corporate Travel by Travel Agent Magazine and is one of 16 people to be inducted into the Business Travel News Hall of Fame in the last 15 years. Mr. Alexander holds a Bachelor of Arts degree in accounting from Duke University and was previously licensed as a certified public accountant in North Carolina.

Among the most important factors that led to the board of directors’ recommendation that Mr. Alexander serve as our director are Mr. Alexander’s leadership skills, integrity, judgment, expertise in the corporate travel and commercial real estate industry, accounting and financial management expertise, and independence from management and our sponsor and its affiliates.

Frank M. Bishop has served as one of our directors since June 2010. Since 2001, Mr. Bishop has served as the General Partner of AL III Management Co., an investment partnership with a focus on venture funds. From 1987 until 2001, Mr. Bishop served as a member of the senior management that built INVESCO into one of the largest publicly traded global investment management companies, with shareholder equity valued at approximately $4.5 billion at the time of his retirement in 2001. During Mr. Bishop’s tenure at INVESCO, he served as the President and Chief Executive Officer of both INVESCO Capital Management and INVESCO, Inc., the North American operating subsidiary of AMVESCAP, PLC, which later became INVESCO, Ltd. (NYSE: IVZ). In his role at INVESCO, Mr. Bishop served as a director to multiple INVESCO management and advisory companies, including INVESCO Realty Advisors, INVESCO Management & Research and PRIMCO Capital Management.

Since June 2007, Mr. Bishop has served as a director of Factor Trust, Inc., a global credit reporting agency company. Since February 2010, he has served as a director of Neothermal Energy, a start-up energy venture company. He also currently serves on the advisory boards of several companies, including the following: since January 2005, iP2BIZ, an early-stage investment company focusing on proprietary intellectual property; since June 2005, the Quality Group, a software training company; since 2004, Engent, Inc., a specialized hi-tech company and since July 2009, the Seraph Group, an angel fund investment company. In addition to Mr. Bishop’s extensive financial services experience, from 2001 to June 2005, Mr. Bishop served as an adjunct professor at Clemson University and the acting Chief Investment Officer for the Clemson University Endowment. Mr. Bishop received his Bachelor of Science degree in Engineering with honors from Clemson University and has completed the Financial Executive Program at the Darden Business School of the University of Virginia.

Among the most important factors that led to the board of directors’ recommendation that Mr. Bishop serve as our director are Mr. Bishop’s leadership skills, integrity, judgment, investment expertise, public company director experience, and independence from management and our sponsor and its affiliates.

Harvey E. Tarpley has served as one of our directors since June 2010. From 1978 to 2010, Mr. Tarpley was a partner at Tarpley & Underwood, an accounting firm that he co-founded in 1978. Mr. Tarpley retired from Tarpley & Underwood in December 2010. At Tarpley & Underwood, he focused primarily on profit enhancement analysis, consulting on management matters and assisting with income and estate tax matters. From 1978 to 1990, Mr. Tarpley managed the accounting and auditing practice, where he was engaged by manufacturing, distribution, construction, retail, service and non-profit companies. In 2011, Tarpley & Underwood merged with Windham Brannon with the expanded firm continuing as Windham Brannon, P.C., CPAs.

Mr. Tarpley was a member of the Council of the American Institute for Certified Public Accountants from 1992 to 1995. From 1991 to 1992, he served as President of the Georgia Society of CPAs (“GSCPA”). Prior to that, Mr. Tarpley served as the Treasurer, Vice President, Director-at-Large and President-Elect for the GSCPA from 1987 to 1991. From 1980 to 2006, he served on various task forces and committees of the GSCPA, including the following: the Uniform Accountancy Act Task Force; the Task Force on Restructuring the GSCPA; the Accounting Career Awareness committee; the Accounting and Auditing Review committee; the Insurance Advisory committee; the Personnel committee and the Meritorious Service Award committee. In July 2009, he began his second term as a member of the Meritorious Service Award committee. In June 2009, Mr. Tarpley was awarded the GSCPA’s Meritorious Service Award, the highest award given by the GSCPA. Since June 2008, Mr. Tarpley has served as a member of the board of directors of the GSCPA Educational Foundation and is currently serving as the President-Elect for a term of June 2010 through May 2011. Additionally, from 1992 to 2000, Mr. Tarpley served as a member of the board of directors of the Accountants Professional Liability Insurance Group of Monterey, California, serving as President of that board from 1997 to 2000. Mr. Tarpley holds a Bachelor of Business Administration degree (concentration in accounting) from the University of Georgia.

Among the most important factors that led to the board of directors’ recommendation that Mr. Tarpley serve as our director are Mr. Tarpley’s leadership skills, integrity, judgment, accounting and financial management expertise, and independence from management and our sponsor and its affiliates.

Compensation of Executive Officers

Our executive officers do not receive compensation directly from us for services rendered to us. Our executive officers are also officers of Wells Core Advisor, our advisor, and its affiliates and are compensated by these entities, in part, for their services to us. Under the terms of the advisory agreement, our advisor is responsible for providing our day-to-day management, subject to the authority of our board of directors. See “Certain Information about Management – The Conflicts Committee – Report of the Conflicts Committee” for a discussion of the fees paid and expenses reimbursed to our advisor and its affiliates in connection with managing our operations. Included in the organization and offering costs for which we reimburse our advisor up to 2.0% of gross offering proceeds are expense reimbursements for the portion of our executive officers’ salaries allocated to us for providing services to us related to our offering.

When reimbursing Wells Core Advisor for organization and offering expenses, subject to above-described limitation, we first reimburse all costs incurred to third parties to date; once all third-party costs have been reimbursed, we then reimburse Wells Core Advisor for personnel expenses, including expenses related to our allocable portion of the salaries of our executive officers incurred to date. During the year ended 2010, we did not reimburse Wells Core Advisor for any portion of the salaries of our executive officers because organization and offering expenses incurred by our advisor were in excess of 2.0% of gross offering proceeds and third-party costs incurred to date were reimbursed first.

Compensation of Directors

We have provided below certain information regarding compensation paid to or earned by our directors during the 2010 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Total ($)

Leo F. Wells, III (1)	—	—
John C. Alexander, III (2)	—	—
Frank M. Bishop	$44,981	$44,981
Harvey E. Tarpley	$46,481	$46,481
John W. Griffin (3)	$8,280	$8,280

(1)	Directors who are also our executive officers do not receive compensation for services rendered as a director.
(2)	John C. Alexander, III did not become a director until March 2011.
(3)	John W. Griffin joined the board of directors in June 2010 and resigned in July 2010.

Cash Compensation

We pay each of our independent directors:

•	an annual retainer of $32,000;

•	$2,500 per regularly scheduled board meeting attended;

•	$2,500 per regularly scheduled Audit Committee meeting attended (the Audit Committee chairman receives an additional $500 for each meeting attended in person);

•	$1,500 per regularly scheduled meeting of other committees attended (the chairman of each committee receives an additional $500 for each meeting attended in person);

•	$500 per special board meeting attended whether held in person or by telephone conference.

In addition, we have reserved 500,000 shares of common stock for future issuance pursuant to awards granted under the 2010 Long-Term Incentive Plan (described below). All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.

2010 Long-Term Incentive Plan

We have adopted a 2010 Long-Term Incentive Plan, which includes the 2010 Independent Directors Compensation Plan. The incentive plan is intended to attract and retain officers, directors, advisors and consultants considered essential to our long-range success by offering these individuals an opportunity to participate in our growth through awards in the form of, or based on, our common stock. The incentive plan authorizes the granting of awards in the following forms:

•	options to purchase shares of our common stock, which may be nonstatutory stock options or incentive stock options under the Internal Revenue Code;

•	stock appreciation rights, or SARs, which give the holder the right to receive the difference between the fair market value per share of common stock on the date of exercise over the SAR grant price;

•	performance awards, which are payable in cash or stock upon the attainment of specified performance goals;

•	restricted stock, which is subject to restrictions on transferability and other restrictions set by the Conflicts Committee;

•

restricted stock units, which give the holder the right to receive shares of stock, or the equivalent value in cash or other property, in the future, which right is subject to certain restrictions and to risk of forfeiture;

•	deferred stock units, which give the holder the right to receive shares of stock, or the equivalent value in cash or other property, at a future time;

•	dividend equivalents, which entitle the participant to payments equal to any dividends paid on the shares of stock underlying an award; and

•	other stock-based awards at the discretion of the Conflicts Committee, including unrestricted stock grants.

All awards must be evidenced by a written agreement with the participant, which will include the provisions specified by the Conflicts Committee. We may not issue options or warrants to purchase our capital stock to our advisor, our directors or officers or any of their affiliates, except on the same terms as such options or warrants are sold to the general public. We may not issue options or warrants at exercise prices less than the fair market value of the underlying securities on the date of grant and not for consideration (which may include services) that in the judgment of the Conflicts Committee has a market value less than the value of such option or warrant on the date of grant. Any options or warrants we issue to our advisor, our directors or officers or any of their affiliates shall not exceed an amount equal to 10% of our outstanding capital stock on the date of grant.

The Conflicts Committee will administer the incentive plan, with sole authority to select participants, determine the types of awards to be granted, and all of the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals. Awards will not be granted under the incentive plan if the grant, vesting or exercise of the awards would jeopardize our status as a REIT under the Internal Revenue Code or otherwise violate the ownership and transfer restrictions imposed under our charter. Unless otherwise determined by the Conflicts Committee, no award granted under the incentive plan will be transferable except through the laws of descent and distribution or (except in the case of an incentive stock option) pursuant to a qualified domestic relations order.

We have reserved an aggregate number of 500,000 shares for issuance pursuant to awards granted under the incentive plan. In the event of a transaction between us and our stockholders that causes the per-share value of our common stock to change (including, without limitation, any stock distribution, stock split, spin-off, rights offering or large nonrecurring cash dividend), the share authorization limits under the incentive plan will be adjusted proportionately, and the Conflicts Committee must make such adjustments to the incentive plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend or a combination or consolidation of the outstanding shares of common stock into a lesser number of shares, the authorization limits under the incentive plan will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

The term of the incentive plan is 10 years. The board of directors or the Conflicts Committee may terminate the incentive plan at any time, but termination will have no adverse impact on any award that is outstanding at the time of the termination. The board of directors or the Conflicts Committee may amend the incentive plan at any time, but no amendment to the incentive plan will be effective without the approval of our stockholders if such approval is required by any law, regulation or rule applicable to the incentive plan. No termination or amendment of the incentive plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award. The Conflicts Committee may amend or terminate outstanding awards, but such amendment or termination may require consent of the participant. Unless approved by our stockholders, the original term of an option may not be extended. Unless permitted by the anti-dilution provisions of the incentive plan, the exercise price of an outstanding option may not be reduced, directly or indirectly, without approval by our stockholders.

No awards have been issued under the incentive plan, and we currently have no plans to issue any awards under the incentive plan.

Equity Compensation Plan Information

We have adopted the 2010 Long-Term Incentive Plan, which includes the 2010 Independent Directors Compensation Plan and which, collectively, we refer to as the incentive plan. The incentive plan is intended to attract and retain officers, directors, advisors and consultants considered essential to our long-range success by offering these individuals an opportunity to participate in our growth through awards in the form of, or based on, our common stock. Although we do not currently intend to hire any employees, any employees we may hire in the future would also be eligible to participate in our incentive plan. We have reserved an aggregate number of 500,000 shares for issuance pursuant to awards granted under the incentive plan. The incentive plan was approved prior to commencement of our ongoing initial public offering by our board of directors and sole stockholder on June 7, 2010. No awards have been issued under the incentive plan, and we currently have no plans to issue any awards under the incentive plan.

STOCK OWNERSHIP

The following table shows, as of February 28, 2011, the amount of our common stock beneficially owned (unless otherwise indicated) by (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, (2) our directors, (3) our executive officers, and (4) all of our directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percentage

Leo F. Wells, III (3)	8,000	*
Douglas P. Williams	221	*
Randall D. Fretz	0	—
Frank M. Bishop	3,355	*
Harvey E. Tarpley	0	—
John C. Alexander, III	0	—

All officers and directors as a group	11,576	*

*	Less than 1% of the outstanding common stock
(1)	Address of each named beneficial owner is c/o Wells Core Office Income REIT, Inc., 6200 The Corners Parkway, Norcross, Georgia 30092-3365.
(2)	None of the shares are pledged as security.
(3)	Wells Real Estate Funds, Inc. purchased 8,000 shares of common stock from us at $25.00 per share. Mr. Wells owns all of the shares of the capital stock of Wells Real Estate Funds, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, once our shares of common stock are registered pursuant to Section 12 of the Exchange Act, directors, executive officers and any persons beneficially owning more than 10% of our common stock are required to report their initial ownership of the common stock and most changes in that ownership to the SEC. During 2010, our shares of common stock were not registered under the Exchange Act and thus no reports were required to be filed by the persons described above in 2010.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The SEC now permits corporations to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the corporation provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. If your family has multiple accounts holding shares of our common stock, you should have already received a householding notification from us. If you have any questions or require additional copies of the annual disclosure documents, please contact our Client Services department by mail at Wells Client Services Department, P.O. Box 2828, Norcross, Georgia 30091-2828 or by telephone at 1-800-557-4830. We will arrange for delivery of a separate copy of this proxy statement or our annual report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies. If you are a stockholder who receives multiple copies of this proxy statement or our annual report, you may request householding by contacting us in the same manner and requesting a householding consent form.

PROPOSALS YOU MAY VOTE ON

Whether or not you plan to attend the meeting and vote in person, we urge you to have your vote recorded. Stockholders have the following three options for submitting their votes by proxy: (1) over the Internet, using the unique control number found on the enclosed proxy card, (2) by telephone, using the unique control number found on the enclosed proxy card, or (3) by mail, using the enclosed proxy card. Your vote is very important! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

PROPOSAL 1. ELECTION OF DIRECTORS

At the annual meeting, you and the other stockholders will vote on the election of three nominees to our board of directors. Those persons elected will serve as directors until the 2012 annual meeting and until their successors are duly elected and qualified. The board of directors has nominated the following people for re-election as directors:

•	Leo F. Wells, III	•	Frank M. Bishop

•	Harvey E. Tarpley	•	John C. Alexander, III

Each of the nominees for director is a current member of our board of directors. Detailed information on each nominee is provided on pages 19 through 23.

If you return a properly executed proxy card, unless you direct them to withhold your votes, the individuals named as proxies will vote your shares “FOR” the election of the nominees listed above. If any nominee becomes unable or unwilling to stand for re-election, the board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.

Vote Required

A majority of the votes cast is required for the election of the directors. This means that a director nominee needs to receive more votes for his or her election than against his or her election in order to be elected to the board. Because of this majority vote requirement, “withhold” votes and broker non-votes will have the effect of a vote against each nominee for director. If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualified.

Recommendation

Your board of directors unanimously recommends a vote “FOR” all nominees listed for re-election as directors.

PROPOSAL 2. AMENDMENT TO OUR CHARTER

As part of our ongoing initial public offering, our dealer manager, WIS, seeks to engage individual broker-dealers that will sell shares of our common stock to individual investors. As part of the negotiation of a selling agreement with a certain broker-dealer, the broker-dealer requested that we amend our charter to prohibit us from buying real estate assets from (or selling real estate assets to) our advisor or its affiliates. As the engagement of this broker-dealer would be beneficial to the continued success of our initial public offering, we undertook to seek stockholder approval of such charter amendment.

In this proxy statement and at the annual meeting, the board of directors is not requesting the approval of the stockholders to enter into a selling agreement with that certain broker-dealer. Rather, pursuant to our undertaking with that certain broker-dealer, the board of directors is requesting that the stockholders approve an amendment to our charter, which the board of directors deems advisable.

Vote Required

Approval of the proposal to amend our charter requires the affirmative vote of the holders of at least a majority of our outstanding shares of common stock entitled to vote thereon. You may vote for or against or abstain on the proposal to amend our charter. Abstentions and broker non-votes will have the same effect as votes against the proposal to amend our charter. Proxies received will be voted “FOR” the approval of the proposal to amend our charter unless stockholders designate otherwise.

Appraisal Rights

Under Maryland law and our charter, you will not be entitled to rights of appraisal with respect to the proposed amendment to our charter. Accordingly, to the extent that you object to the proposed amendment to our charter, you will not have the right to have a court judicially determine (and you will not receive) the fair value for your shares of common stock under the provisions of Maryland law governing appraisal rights.

Presentation of Proposed Amendment

In connection with our ongoing public offering, a certain broker-dealer requested that we amend our charter before such broker-dealer would enter into a selling agreement with us. This charter amendment would prohibit us from buying real estate assets from (or selling real estate assets to) our advisor or its affiliates.

Below, we show the changes to our charter that are the subject of the proposed amendment by including the relevant sections of our charter with a single line through text we propose to delete and a single line underneath text we propose to add.

Amendment to Section 9.2 of our Articles of Amendment and Restatement

Section 9.2. Limitations on Acquisitions. The consideration paid for any real property acquired by the Corporation will ordinarily be based on the fair market value of such property as determined by a majority of the members of the Board of Directors, or the approval of a majority of a committee of the board, provided that the members of the committee approving the transaction would also constitute a majority of the board. In all cases in which a majority of the members of the Conflicts Committee so determine, ~~and in all cases in which real property is acquired from the Advisor, a Sponsor, a director or an Affiliate thereof,~~ such fair market value shall be as determined by an Independent Expert.

The Corporation may not purchase or lease properties in which the Advisor, a Sponsor, a director or an Affiliate thereof has an interest ~~without a determination by the majority of the Board of Directors (including a majority of the members of the Conflicts Committee) not otherwise interested in the transaction that such transaction is fair and reasonable to the Corporation and at a price to the Corporation no greater than the cost of the property to the Affiliated seller or lessor unless there is substantial justification for the excess amount. Notwithstanding the preceding sentence, in no event may the Corporation acquire any such property at an amount in excess of its current appraised value~~.

Amendment to Section 9.3 of our Articles of Amendment and Restatement

Section 9.3. Limitations on Sales to, and Joint Ventures with, Affiliates. The Corporation shall not transfer or lease assets to a Sponsor, the Advisor, a director or an Affiliate thereof ~~unless a majority of the Board of Directors (including a majority of the members of the Conflicts Committee) not otherwise interested in such transaction approves the transaction as being fair and reasonable to the Corporation~~.

The Corporation may invest in a joint venture with a Sponsor, the Advisor, a director or an Affiliate thereof; provided, however, that the Corporation may only so invest if both the Conflicts Committee (by majority vote) and the Board of Directors (by majority vote), not otherwise interested in such transaction, approves such investment as being fair and reasonable to the Corporation and on substantially the same terms and conditions as those received by other joint venturers.

Recommendation

Your board of directors unanimously recommends a vote “FOR” this proposal to amend our charter.

STOCKHOLDER PROPOSALS

Any proposals by stockholders for inclusion in proxy solicitation material for the next annual meeting must be received by our secretary, Mr. Douglas P. Williams, at our executive offices no later than February 2, 2012. However, if we hold our annual meeting before July 16 or after September 14, stockholders must submit proposals for inclusion in our 2012 proxy statement within a reasonable time before we begin to print our proxy materials. If a stockholder wishes to present a proposal at the 2012 annual meeting, whether or not the proposal is intended to be included in the 2012 proxy materials, our bylaws require that the stockholder give advance written notice to our secretary no later than March 3, 2012.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holder.

It's time…

to authorize your proxy vote for Wells Core Office Income REIT, Inc.

Your prompt proxy authorization helps us collect the votes needed to conduct official business.

Authorizing your proxy early may help save Wells Core Office Income REIT, Inc. considerable expenses, because we won't have to follow up with additional mailings or phone calls.

You may authorize your proxy by voting online, by phone or by mail.

Please have your proxy card handy.

Wells must receive your vote no later than

1:30 p.m. (ET), August 15, 2011.

If you have any questions, please call Wells Client Services at 800-557-4830.

WELLS

ONLINE

http://www.WellsCoreREIT.com/proxy

BY PHONE

Call 1-866-977-7699 and follow the recorded instructions.

BY MAIL

Sign and date your proxy card and return it in the postage-paid envelope provided.

CRMPFLY1104-0311

PO Box 55479 Boston MA 02205

Your Proxy Vote is Important!

Vote by Internet

Please go to the electronic voting site at www.WellsCoreReit.com/proxy. Follow the on-line instructions. If you vote by internet, you do not have to return your proxy card.

Vote by Telephone

Please call us toll free at 1-866-977-7699, and follow the instructions provided. If you vote by telephone, you do not have to return your proxy card.

Vote by Mail

Complete, sign and date your proxy card and return it promptly in the enclosed envelope.

If Voting by Mail Remember to sign and date form below. Please ensure the address to the right shows through the window of the enclosed postage paid return envelope.	Proxy Tabulator PO Box 55479 Boston MA 02205-9823 Insert Bar Code here

WELLS CORE OFFICE REIT, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS – AUGUST 15, 2011

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Leo F. Wells III, Douglas P. Williams, and Randall D. Fretz, and each of them, as proxy and attorney-in-fact, each with the power to appoint his substitute, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of stockholders of WELLS CORE OFFICE INCOME REIT, INC., to be held on August 15, 2011, at 1:30 p.m. at the Hilton Atlanta Northeast, 5993 Peachtree Industrial Boulevard, Norcross, Georgia 30092 and any adjournments thereof, to vote all shares of common stock that the undersigned would be entitled to vote if personally present, as indicated on the reverse side of this card. The undersigned acknowledges receipt of the notice of the annual meeting of stockholders, the proxy statement, and the annual report.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. Unless the undersigned stockholder directs otherwise, this proxy will be voted “FOR” all nominees in Proposal 1 and “FOR” Proposal 2. The proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournments thereof in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion, including but not limited to the power and authority to adjourn the meeting to a date not more than 120 days after the record date in the event that a quorum is not obtained by the August 15, 2011, meeting date.

Internet and telephone proxy authorization must be received by 1:30 p.m. (ET), August 15, 2011, in order for your votes to be certified in the final tabulation. In the event that the Annual Meeting is adjourned, Internet and telephone proxy authorizations must be received by the day the meeting is resumed.

		YES	NO
I PLAN TO ATTEND THE MEETING
		☐	☐
Date:	August 15, 2011
Time:	1:30 P.M.
Location:	Hilton Atlanta Northeast 5993 Peachtree Industrial Boulevard Norcross, Georgia 30092

SEE REVERSE SIDE FOR PROPOSALS.

Note: Please sign exactly as your name appears on this proxy card. When shares of common stock are held by joint tenants, both should sign. When signing as executor, administrator, attorney, trustee, or guardian, or as custodian for a minor, please give full title as such. If a corporation, please sign in full corporate name and indicate the signer’s office. If a partner, sign in the partnership name.

Share Owner sign here	Date

Co-Owner sign here	Date

REIT_20174_041709

EVERY STOCKHOLDER’S VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the Wells Core Office Income REIT, Inc.

Stockholder Meeting to Be Held on August 15, 2011.

This communication presents only an overview of the more complete proxy materials that are available to you in this packet and on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The Proxy Statement for this meeting and the 2010 Annual Report are available at:

www.WellsCoreReit.com/proxy

PLEASE AUTHORIZE YOUR PROXY TODAY!

Unless you direct otherwise, this proxy will be voted “FOR” all nominees in Proposal 1 and “FOR” Proposal 2.

TO VOTE BY MAIL, PLEASE COMPLETE AND RETURN THIS CARD.

YOU ALSO MAY VOTE A PROXY BY TOUCH-TONE PHONE OR BY INTERNET. (See enclosed flyer for further instructions.)

PLEASE MARK VOTES AS IN THIS EXAMPLE:  ¢

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSAL 2, AS DESCRIBED IN THE PROXY STATEMENT.

		FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT*
1.	To vote for the election of directors:	☐	☐	☐
01. Leo F. Wells, III 02. Frank M. Bishop 03. Harvey E. Tarpley
04. John C. Alexander, III

*To withhold authority to vote for any Individual nominee(s), write the number of the nominee(s) in the box below

2.	Proposal to amend our charter so that we are prohibited from buying real estate assets from (or selling real estate assets to) our advisor or any of its affiliates.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

PLEASE MARK HERE FOR ADDRESS CHANGE    ☐

ADDRESS CHANGE

YOUR VOTE IS IMPORTANT! PLEASE SIGN, DATE, AND RETURN YOUR PROXY CARD TODAY.